DeGolyer and Mac Naughton
5001 Spring Valley Road Suite 800 East
Dallas, Texas 75244

September 13, 2024

Chord Energy Corporation 1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton in the Registration Statement on Form S-8 (the Registration Statement) of Chord Energy Corporation (the Company). We also consent to the use and incorporation by reference in the Registration Statement of information contained in our report entitled “Report as of December 31, 2021 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.,” included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We further consent to specific references in the Registration Statement to DeGolyer and MacNaughton as an independent petroleum engineering firm.

Very truly yours,
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716